Filed Pursuant to 424(b)(3)
File No. 333-224200

PROSPECTUS

QUMU CORPORATION

925,000 Shares
Common Stock
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This prospectus relates to the resale from time to time by the selling shareholder identified in this prospectus of 925,000 shares of common stock of Qumu Corporation issuable upon exercise of that certain Amended and Restated Warrant dated January 12, 2018 issued to ESW Holdings, Inc. (the “Warrant”). The Warrant was issued pursuant to that certain Term Loan Credit Agreement dated January 12, 2018 by and among Qumu Corporation, as borrower, and ESW Holdings, Inc. as lender and administrative agent. The Warrant has an exercise price of $1.96 per share (subject to anti-dilution adjustments) and expires January 12, 2028.
We are not selling any securities under this prospectus, and we will not receive any proceeds from the disposition of the shares of common stock that may be offered by the selling shareholder. However, we may receive cash from the exercise of the Warrant.
The selling shareholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholder may sell the shares in the section entitled “Plan of Distribution” beginning on page 8.
We have agreed to pay certain expenses, including legal fees of ESW Holdings, Inc., in connection with the registration of the shares of our common stock. The selling shareholder will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of common stock.
Our common stock is listed on the NASDAQ Capital Market under the symbol “QUMU.” On April 17, 2018, the closing price of our common stock, as reported on the NASDAQ Capital Market, was $1.88. We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock.
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The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” on page 3, as well as the risks discussed under the caption “Risk Factors” in the documents we have filed and will subsequently file with the Securities and Exchange Commission and incorporated by reference in this prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2018.

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PROSPECTUS SUMMARY
The following is a summary of this prospectus. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus (including all documents incorporated by reference into this prospectus) in its entirety. Unless otherwise indicated, “Qumu,” the “Company,” “we,” “us,” “our” and similar terms refer to Qumu Corporation.
Our Company
Qumu Corporation provides the tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. The Qumu Qx platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge. The world’s largest organizations leverage the Qumu Qx platform for a variety of cloud-based, on premise and hybrid use cases including self-service webcasting, sales enablement, internal communications, product training, regulatory compliance and customer engagement. The Company markets its products to customers primarily in North America, Europe and Asia.
Qumu generates revenue through the sale of enterprise video content management software solutions, hardware, maintenance and support, and professional and other services. Software sales may take the form of a perpetual software license, a cloud-hosted software as a service (SaaS) or a term software license. Software licenses and appliances revenue includes sales of perpetual software licenses and hardware. Service revenue includes SaaS, term software licenses, maintenance and support, and professional and other services. For the years ended December 31, 2017, 2016 and 2015, we generated revenues of $28.2 million, $31.7 million and $34.5 million, respectively.
We were founded in 1978, incorporated as IXI, Inc. in Minnesota in February 1987 and changed our name to Rimage Corporation in April 1988. Until October 2011, we focused our business on the development and sale of CD recordable publishing systems and DVD recordable publishing systems.
In October 2011, we acquired Qumu, Inc., a leader in the enterprise video content management software market, and changed our name to Qumu Corporation in September 2013. Qumu completed the transition to an enterprise video content management software company in July 2014, when we closed on the sale of our disc publishing assets to Equus Holdings, Inc. and Redwood Acquisition, Inc.
In October 2014, Qumu acquired Kulu Valley Ltd., a private limited company incorporated and operating in England and Wales, subsequently renamed Qumu Ltd. The acquisition was made to expand Qumu’s addressable market through the offering of Kulu Valley’s best-in-class video content creation capabilities and easy-to-deploy pure cloud solution, while providing customers with access to industry-leading video content management and delivery capability.
Our principal executive offices are located at 510 1st Avenue North, Suite 305, Minneapolis, MN 55403, and our telephone number is (612) 683-9100.
Risk Factors
An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should carefully consider the risk factors and all of the other information included under the section entitled “Risk Factors” beginning on page 3 of this prospectus, including the information incorporated by reference to the reports that we file with the Securities and Exchange Commission.

The Offering
The selling shareholder identified on page 4 of this prospectus is offering for resale a total of 925,000 shares of our common stock issuable upon exercise of the Warrant.

Common stock offered by the selling shareholder	Up to 925,000 shares
Common stock outstanding before the offering(1)	9,377,797 shares
Common stock outstanding after the offering(2)	10,302,797 shares
Common stock NASDAQ Capital Market symbol	QUMU
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(1)
Based on the number of shares outstanding as of April 17, 2018, not including 1,081,000 shares issuable upon exercise of various options to purchase common stock, 155,000 shares of common stock issuable upon vesting of restricted stock unit awards or 314,286 shares of common stock issuable upon exercise of that certain Warrant No. 1 dated October 21, 2016 issued to HCP-FVD, LLC, and not including the 925,000 shares of our common stock issuable upon exercise of the Warrant.

(2)
Based on the number of shares outstanding as of April 17, 2018, not including 1,081,000 shares issuable upon exercise of various options to purchase common stock, 155,000 shares of common stock issuable upon vesting of restricted stock unit awards, or 314,286 shares of common stock issuable upon exercise of that certain Warrant No. 1 dated October 21, 2016 issued to HCP-FVD, LLC, but assuming exercise in full of the Warrant.

The selling shareholder will determine when and how it sells the common stock offered in this prospectus, as described in “Plan of Distribution” on page 8.
We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. However, we may receive cash from the exercise of the Warrant. See “Use of Proceeds” on page 4.

RISK FACTORS
An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in Part I, Item 1A of our most recent Annual Report on Form 10-K and other filings we make with the SEC from time to time, which are incorporated by reference into this prospectus and any applicable prospectus supplement. These and other risks could materially harm our business, financial condition or future results. If any such risks materialize, the value of our common stock could decline, and you could lose all or part of your investment. We caution you that the risks and uncertainties we have described, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements.
CAUTIONARY NOTE REGARDING
FORWARD LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Specific factors that might cause actual results to differ from our expectations or may affect the value of the common stock, include, but are not limited to those discussed in this prospectus under the caption “Risk Factors” above as well as the risk factors contained in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus.
Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties—both known and unknown—which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to, those and other risks detailed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in the other reports that we file from time to time under the Securities Act or the Exchange Act, which are incorporated by reference into this prospectus and any applicable prospectus supplement. You are encouraged to read these filings as they are made.
Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot quantify the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS
The shares of common stock offered by this prospectus are being registered for the account of the selling shareholder named in this prospectus. All sales of the offered securities will be made by, or for the account of, the selling shareholder named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, we will not receive any proceeds from the disposition by the selling shareholder of any of the shares covered by this prospectus.
If the Warrant is exercised for cash, we will receive proceeds from the exercise of the Warrant. The maximum proceeds that we may receive from the exercise of the Warrants, assuming the Warrant is exercised for cash in full at its exercise price of $1.96, will be $1,813,000. We do not know, however, whether all or any portion of the Warrant will be exercised or, if the Warrant is exercised, when it will be exercised. However, the Warrant may be exercised on a cashless basis and if the Warrant is so exercised, we will not receive any proceeds. We intend to use the aggregate net proceeds from the cash exercise of the Warrant, if any, for general corporate purposes. The actual allocation of such net proceeds, if any, will depend upon the amount and timing of such exercise, our revenue and cash position at such time and our working capital requirements.
We have agreed to pay certain expenses, including the legal fees of ESW Holdings, Inc., in connection with the registration of the shares of our common stock. The selling shareholder will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of common stock.
SELLING SHAREHOLDER
This prospectus covers the disposition by the selling shareholder of a total of 925,000 shares of our common stock issuable upon exercise of that certain Amended and Restated Warrant dated January 12, 2018 issued by us to ESW Holdings, Inc. (the “Warrant”). We are filing the registration statement, of which this prospectus forms a part, and are registering the shares of common stock issuable upon exercise of the Warrant pursuant to the provisions of the Warrant. The table below sets forth certain information regarding the selling shareholder and the shares of our common stock that may be offered by the selling shareholder under this prospectus.
The selling shareholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, the Warrant or any portion thereof or some or all of the shares issued upon exercise of the Warrant since the date on which the information in the table is presented. Information about the selling shareholder may change over time. As used in this prospectus, “selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer.
Beneficial Ownership by Selling Shareholder
The number of shares of the common stock beneficially owned by the selling shareholder is as of April 17, 2018, and after giving effect to this offering assuming exercise of the Warrant in full and all of the shares covered hereby are sold by the selling shareholder. The percentage of beneficial ownership is based on 9,377,797 shares of our common stock outstanding as of April 17, 2018.
The number of shares in the column “Total Shares Being Offered by Selling Shareholder” represents all of the shares of common stock that the selling shareholder may acquire upon exercise of the Warrant and offer under this prospectus. The selling shareholder may or may not exercise the Warrant and if the selling shareholder exercises the Warrant, they may sell some, all or none of the shares received upon exercise. We currently have no agreements, arrangements or understandings with any selling shareholder regarding the sale of any of the shares.
Beneficial ownership is determined in accordance with SEC rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right.

Selling Shareholder	Shares Beneficially Owned Before Offering (1)	Total Shares Offered By Selling Shareholder	Shares Beneficially Owned After Offering (1) (2)	Percentage of Beneficial Ownership After Offering (1) (2)
ESW Holdings, Inc. (3)	925,000	925,000	0	0%

(1)	Represents the 925,000 shares of common stock underlying the Warrant.

(2)	Assumes exercise of the Warrant in full and sale of all shares offered under this prospectus by the selling shareholder.

(3)	The address and principal office of ESW Holdings, Inc. is 401 Congress Avenue, Suite 2650, Austin, Texas 78701.

Relationships with Selling Shareholder
We have not had a material relationship with the selling shareholder, ESW Holdings, Inc. (“ESW”), or its affiliates within the past three years other than as a result of the Credit Agreement and the Warrant, which is summarized as follows:
On January 12, 2018, we and our wholly-owned subsidiary, Qumu, Inc., entered into a term loan credit agreement (the “Credit Agreement”) with ESW, as lender and administrative agent (the “Administrative Agent”).
Pursuant to the Credit Agreement, we borrowed $10 million as a term loan on January 12, 2018. The term loan is scheduled to mature on January 10, 2020 and requires payment of interest monthly at the prime rate plus 4%. We may prepay the term loan at any time with the payment of 10% of the amount prepaid. We are obligated to prepay the term loan, with the payment of the applicable pre-payment fee, with the net proceeds from certain dispositions, issuances of equity or debt securities, extraordinary transactions and upon a change of control. Notwithstanding the foregoing, the disposition of our interest in BriefCam, Ltd. will not trigger a mandatory pre-payment and the pre-payment fee will not attach to a voluntary pre-payment from proceeds of the disposition of BriefCam, Ltd.
The Credit Agreement contains affirmative and negative covenants and requirements relating to us and our operations. The affirmative covenants require, among other things, that we deliver to the Administrative Agent financial statements, annual operating plan, updated schedules, various reports, compliance certificates and other information. There are also affirmative covenants relating to access to collateral and our books and records, insurance, compliance with laws, payment of taxes, maintenance of existence, employee benefit plans, maintenance of accounts, and environmental matters. The negative covenants prohibit us from incurring debt, encumbering its assets, exceeding operating lease expense amounts, making dividends, distributions or payments on our capital stock, being a party to any acquisition or any merger or consolidation or similar transaction, modifying its organizational documents, entering into certain transactions with affiliates, making certain transfers to or conducting certain business through foreign subsidiaries, and incentivizing accelerated customer payments. The negative covenants of the Credit Agreement also require us to meet financial covenants beginning with the quarter ended September 30, 2018 relating to minimum core bookings, maximum deferred revenue non-current, minimum subscription, and maintenance and support revenue and minimum subscription and maintenance and support dollar renewal rates.
Upon certain events of default relating to bankruptcy or insolvency, the obligations under the Credit Agreement will become immediately due and payable. Upon other events of default – including relating to non-payment of the term loan obligations, non-payment of other debt, default of other material obligations, non-compliance with loan documents, breach of representations or warranties, certain pension plan events, certain judgments, invalidity of collateral documents, termination of our reporting obligations to the Securities and Exchange Commission or failure to be listed on any national stock exchange, material adverse effect and cessation of business – the Administrative Agent may declare all or any part of the obligations under the Credit Agreement to be due and payable.

Pursuant to a Guaranty and Collateral Agreement dated January 12, 2018 in favor of the Administrative Agent (the “Collateral Agreement”), we granted a first priority security interest in substantially all of our properties, rights and assets (including equity interests of our subsidiaries) and Qumu, Inc. provided a full and unconditional guaranty of our obligations under the Credit Agreement.
In connection with the Credit Agreement, on January 12, 2018, we issued to ESW a warrant to purchase 925,000 shares of our common stock. On February 28, 2018, we agreed with ESW to amend and restate the warrant to add a limitation on the number of shares issuable upon exercise of the warrant due to anti-dilution adjustments. That amended and restated warrant is referred to as the “Warrant” and is summarized below.
The Warrant has an exercise price of $1.96 per share (subject to anti-dilution adjustments), an expiration date of January 12, 2028, and is transferrable. The Warrant may be exercised either for cash or on a cashless “net exercise” basis. Upon a “Fundamental Transaction” as defined in the Warrant, the Warrant holder has right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant shares then issuable upon such exercise of the Warrant. Alternatively, the holder may require us to purchase the Warrant from the holder thereof for a cash amount equal to the greater of the Original Issuance Value ($1,936,535) of the remaining unexercised portion of the Warrant and the Black-Scholes value of the remaining unexercised portion of the Warrant through the date of consummation of the Fundamental Transaction. Pursuant to the terms of the Warrant, we are obligated to file and cause to be effective a registration statement to register the resale of the shares of common stock underlying the Warrant.
If we, at any time while the Warrant is outstanding, pay a stock dividend on our common stock or otherwise make a distribution on any class of capital stock that is payable in shares of our common stock, then upon exercise of the Warrant, for each Warrant share acquired, ESW will receive, without additional cost to ESW, the total number and kind of securities and property which ESW would have received had ESW owned the Warrant shares as of the date the dividend or distribution occurred. If we subdivide the outstanding shares of our common stock by reclassification or otherwise into a greater number of shares, the number of Warrant shares that may be purchased will be proportionately increased and the exercise price will be proportionately decreased. If the outstanding shares of our common stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the exercise price will be proportionately increased and the number of Warrant shares will be proportionately decreased.
If, at any time while the Warrant is outstanding, we issue additional shares of our common stock, rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of common stock (such rights, warrants, options or other securities collectively, “Derivative Securities”) or otherwise entitling any person to acquire shares of our common stock or Derivative Securities (collectively, “Common Stock Equivalents”) without consideration or for consideration per share (the “Effective Price”) less than the exercise price of the Warrant (as adjusted) (each such issuance, a “Dilutive Issuance”), then the exercise price of the Warrant will be reduced to a price per share equal to the quotient obtained by dividing (A) the sum of (1) the product obtained by multiplying the Common Stock Deemed Outstanding (as such term is defined below) immediately prior to the Dilutive Issuance by the exercise price then in effect plus (2) the aggregate consideration, if any, received by us upon such Dilutive Issuance; by (B) the sum of (1) the Common Stock Deemed Outstanding immediately prior to the Dilutive Issuance plus (2) the Deemed Number.
For purposes of the foregoing, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of common stock potentially issuable at any time (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) upon conversion, exercise or exchange of the Common Stock Equivalents issued or sold in the Dilutive Issuance (the “Deemed Number”) will be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock Equivalents will equal the minimum dollar value of consideration payable to us to purchase such Common Stock Equivalents and to convert, exercise or exchange them into our common stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of our common stock upon conversion, exercise or exchange of such Common Stock Equivalents. “Common Stock Deemed Outstanding” means the sum of (a) the number of shares of common stock actually outstanding at such time, (b) the number of shares of common stock reserved for issuance upon exercise of Common Stock Equivalents issued by us under any Approved Plans, (c) the number of shares of our common stock issuable upon exercise of the Warrant No. 1 dated October 21, 2016 issued by us to HCP-FVD, LLC and (d) the number of shares of common stock issuable upon exercise of the Warrant.
If, at any time while the Warrant is outstanding, we directly or indirectly issue Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of our common stock (a “Floating Price Security”), then for purposes of applying the preceding paragraphs in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire common stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).
If the terms of any Common Stock Equivalents, the issuance of which resulted in an adjustment to the Exercise are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent to provide for either (A) any increase or decrease in the number of shares of common stock issuable upon the exercise, conversion and/or exchange of such Common Stock Equivalents or (B) any increase or decrease in the consideration payable to us upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Common Stock Equivalent will be readjusted to such Exercise Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Common Stock Equivalent (not to exceed the Exercise Price then existing immediately prior to such Dilutive Issuance as adjusted for any subsequent Dilutive Issuances prior to the readjustment date).
Notwithstanding the foregoing, no adjustment will be made with respect to any Excluded Issuances. “Excluded Issuances” means any issuance or sale of: (A) shares of common stock issued or issuable upon the exercise of the Warrant; (B) shares of common stock issued or issuable in connection with awards under our Second Amended and Restated 2007 Stock Incentive Plan or any other compensatory or incentive plan or arrangement approved by our shareholders (the “Approved Plans”); or (C) shares of common stock or Common Stock Equivalents issued after obtaining the prior written consent of ESW pursuant to which ESW agrees that such proposed issuance of shares of common stock or Common Stock Equivalents constitutes an Excluded Issuance, which agreement shall, subject to the foregoing paragraphs, cover the shares of our common stock issued upon exercise, conversion or exchange of the Common Stock Equivalents (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number).
Simultaneously with any adjustment to the exercise price described above, the number of shares of our common stock that may be purchased upon exercise of the Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable under the Warrant for the increased or decreased number of Warrant shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. However, in the case of an adjustment to the exercise price due to a Dilutive Issuance, the number of Warrant shares shall not be increased in excess of 1,878,049 (subject to adjustment as provided in the Warrant for other adjustments not relating to Dilutive Issuances). This limitation applies to a successor holder of the Warrant.

PLAN OF DISTRIBUTION
The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.
The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling shareholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.
The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We have also agreed to pay or reimburse ESW Holdings, Inc. for legal fees and expenses incurred by it in connection with the registration of the resale of the shares of common stock underlying the Warrant.
We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the fifth anniversary of the effective date of such registration statement, (ii) such time as all of the shares of common stock covered by the registration statement have been sold publicly or (iii) such time as all of the shares of common stock covered by the registration statement may be sold by the selling shareholder pursuant to Rule 144 without volume limitations and without the requirement that there be adequate current public information with regards to us.

ABOUT THIS PROSPECTUS
This prospectus is not an offer or solicitation in respect of these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC web site or at the SEC’s offices mentioned below under the heading “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
You should not assume that the information in this prospectus, any supplement or amendment to this prospectus, or document incorporated by reference into this prospectus, is accurate at any date other than the date indicated on the cover page of such documents or the respective dates of the documents incorporated by reference.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 (including exhibits to such registration statement) under the Securities Act, with respect to the shares of our common stock offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to our Company and the shares of our common stock to be sold under this prospectus, we refer you to the registration statement (SEC File No. 333-224200).  Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete.  In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.
We are currently subject to the reporting and information requirements of the Exchange Act and, as a result, we are required to file periodic and current reports, and other information with the SEC.  You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC.  The SEC maintains an internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We are allowed to incorporate by reference information contained in documents that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail.  We incorporate by reference in two ways.  First, we list certain documents that we have already filed with the SEC.  The information in these documents is considered part of this prospectus.  Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.
We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), including filings made after the initial filing date of the registration statement of which this prospectus is a part and prior to the effective date of such registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 23, 2018.

•	Our Revised Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2018, for our 2018 Annual Meeting of Shareholders to be held on May 10, 2018.

•	Our Current Reports on Form 8-K filed with the SEC on January 16, 2018 and March 2, 2018.

•
The description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-20728), filed with the SEC and any amendment or report filed with the SEC for the purpose of updating the description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:
Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403
Attention: Corporate Secretary
Telephone: (612) 638-9100

VALIDITY OF COMMON STOCK
Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Ballard Spahr LLP.
EXPERTS
The consolidated financial statements of Qumu Corporation and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

925,000 Shares

Common Stock

QUMU CORPORATION

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PROSPECTUS
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April 18, 2018